Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 29, 2017

Atlas Holdings, Inc.,

      400 Crossing Boulevard, Third Floor,

             Bridgewater, NJ 08807.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 75,579,445 shares (the “Securities”) of Class A common stock, par value $0.01 per share, of Atlas Holdings, Inc., a Delaware corporation (the “Company”), to be issued pursuant to the Business Combination Agreement, dated October 17, 2017, by and among the Company, Impax Laboratories, Inc., K2 Merger Sub Corporation and Amneal Pharmaceuticals LLC, as amended by Amendment No. 1, dated November 21, 2017 and by Amendment No. 2, dated December 16, 2017 (as amended, the “Business Combination Agreement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the Securities have been duly established in conformity with the Company’s certificate of incorporation, and the Securities have been duly issued and delivered as provided in the Business Combination Agreement, as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP